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                                                                Exhibit 99(d)(1)



                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                      LANDRY'S SEAFOOD RESTAURANTS, INC.,

                             LSR ACQUISITION CORP.

                                      and

                             RAINFOREST CAFE, INC.



                         Dated as of September 26, 2000
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                               TABLE OF CONTENTS
                                                                            Page

                          ARTICLE ITERMS OF THE MERGER

 1.1.  The Offer ...........................................................   2
 1.2.  Company Actions .....................................................   4
 1.3.  Directors of the Company ............................................   6
 1.4.  The Merger ..........................................................   7
 1.5.  The Closing; Effective Time .........................................   7
 1.6.  Conversion of Securities ............................................   8
 1.7.  Exchange of Certificates ............................................   9
 1.8.  Options..............................................................  11
 1.9   Dissenting shares....................................................  12
1.10.  Articles of Incorporation and Bylaws ................................  13
1.11.  Directors and Officers ..............................................  13
1.12.  Other Effects of Merger .............................................  13
1.13.  Additional Actions ..................................................  13


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 2.1.  Due Incorporation and Good Standing .................................  14
 2.2.  Capitalization ......................................................  14
 2.3.  Subsidiaries ........................................................  15
 2.4.  Authorization; Binding Agreement ....................................  16
 2.5.  Governmental Approvals ..............................................  16
 2.6.  No Violations .......................................................  17
 2.7.  Securities Filings ..................................................  17
 2.8.  Company Financial Statements ........................................  18
 2.9.  Absence of Certain Changes or Events; No Undisclosed Liabilities.....  18
2.10.  Compliance with Laws ................................................  19
2.11.  Permits .............................................................  19
2.12.  Litigation ..........................................................  19
2.13.  Contracts ...........................................................  20


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2.14.  Employee Benefit Plans .............................................   20
2.15.  Taxes and Returns ..................................................   21
2.16.  Intellectual Property ..............................................   23
2.17.  Finders and Investment Bankers .....................................   24
2.18.  Fairness Opinion ...................................................   25
2.19.  Insurance ..........................................................   25
2.20.  Vote Required; Ownership of Purchaser Capital Stock; State
       Takeover Statutes ..................................................   25
2.21.  Title to Properties ................................................   26
2.22.  Environmental Matters ..............................................   27
2.23.  Rights Plan ........................................................   28
2.24.  Schedule 14D-9; Offer Documents; and Proxy Statement ...............   28

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1.  Due Incorporation and Good Standing .................................   29
3.2.  Authorization; Binding Agreement ....................................   29
3.3.  Governmental Approvals ..............................................   30
3.4.  No Violations .......................................................   30
3.5.  Finders and Investment Bankers ......................................   31
3.6.  Offer Documents; Proxy Statement; Schedule 14D-9 ....................   31
3.7.  Financing ...........................................................   31
3.8.  Ownership of Shares .................................................   32

                                   ARTICLE IV

                      ADDITIONAL COVENANTS OF THE COMPANY

 4.1.  Conduct of Business of the Company and the Company
       Subsidiaries .......................................................   32
 4.2.  Notification of Certain Matters ....................................   35
 4.3.  Access and Information .............................................   36
 4.4.  Special Meeting; Proxy Statement ...................................   36
 4.5.  Reasonable Best Efforts ............................................   37
 4.6.  Public Announcements ...............................................   38
 4.7.  Compliance .........................................................   39
 4.8.  Company Takeover Proposals .........................................   41

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4.9.  SEC and Shareholder Filings .........................................   42
4.10. State Takeover Laws .................................................   42
4.11. Actions Regarding the Rights ........................................   42
4.12. Additional Employee Matters .........................................   42



                                    ARTICLE V

                       ADDITIONAL COVENANTS OF PURCHASER

5.1.  Notification of Certain Matters .....................................   43
5.2.  Reasonable Best Efforts .............................................   44
5.3.  Compliance ..........................................................   44
5.4.  SEC and Shareholder Filings .........................................   44
5.5.  Indemnification .....................................................   44
5.6.  Benefit Plans and Employee Matters ..................................   46

                                   ARTICLE VI

                                   CONDITIONS

6.1.  Conditions to Each Party's Obligations ..............................   46
6.2.  Conditions to Obligations of Purchaser ..............................   47
6.3.  Frustration of Conditions ...........................................   49

                                   ARTICLE VII

                          TERMINATION AND ABANDONMENT

7.1. Termination ..........................................................   49
7.2. Effect of Termination and Abandonment ................................   51

                                  ARTICLE VIII

                                 MISCELLANEOUS

 8.1.  Confidentiality ....................................................   52
 8.2.  The Rainforest Cafe Friends of the Future Foundation ...............   53
 8.3.  Amendment and Modification .........................................   53
 8.4.  Waiver of Compliance; Consents .....................................   53

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 8.5.  Survival ...........................................................   54
 8.6.  Notices ............................................................   54
 8.7.  Binding Effect; Assignment .........................................   55
 8.8.  Expenses ...........................................................   55
 8.9.  Governing Law ......................................................   55
8.10.  Counterparts .......................................................   55
8.11.  Interpretation .....................................................   56
8.12.  Entire Agreement ...................................................   56
8.13.  Severability .......................................................   56
8.14.  Specific Performance ...............................................   57
8.15.  Third Parties ......................................................   57
8.16.  Disclosure Schedules ...............................................   57
8.17.  Obligation of Purchaser ............................................   57

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                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of September 26, 2000, by and among Rainforest Cafe, Inc., a Minnesota corporation (the "Company"), Landry's Seafood Restaurants, Inc., a Delaware corporation ("Purchaser"), and LSR Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Purchaser ("Merger Sub").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Merger Sub, Purchaser and the Company deem it advisable and in the best interests of their respective stockhold ers that Purchaser acquire the Company upon the terms and subject to the conditions provided for in this Agreement;

     WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by Merger Sub commencing a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, no par value, of the Company (the "Common Stock" and the associated Rights (the shares of Common Stock and any associated Rights are referred to in this Agreement as "Shares")), for $3.25 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "Offer Price"), subject to applicable withholding Taxes, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of the Company has unanimously approved the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement and each of the Noncompetition Agreements, and has determined that Offer and the Merger, this Agreement and the transactions contemplated by this Agreements and each of the Noncompetition Agreements are fair to and in the best interests of the Company and its stockholders, and has resolved to recommend that holders of Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and approve and adopt this Agreement and the Merger;

     WHEREAS, the Board of Directors of each of Purchaser (on its own behalf and as the sole stockholder of Merger Sub), Merger Sub and the Company have each approved this Agreement and the merger of the Merger Sub with and into the Company (the "Merger") with the Company continuing as the surviving corporation in the Merger, in the case of Purchaser and Merger Sub, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and, in the case of the Company, in accordance with the Minnesota Business Corporation Act ("MBCA") and, in each such case, upon the terms and conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of the Company and a special committee of the Company's Board of Directors formed in accordance with Section 302A.673 of the MBCA have unanimously approved the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement, and such approvals are sufficient to render Sections 302A.671, 302A.673 and 302A.675 of the MBCA inapplicable to the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement; and

     WHEREAS, as a condition and inducement to Purchaser's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Purchaser is entering into an Employee Termination, Consulting and Non-Competition Agreement (the "Noncompetition Agreements") with each of Lyle Berman, Steven W. Schussler and Ercument Ucan.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                              TERMS OF THE MERGER

          1.1. The Offer.
               ---------

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof and none of the events set forth in paragraphs (a) through (m) of Annex A hereto shall have occurred or be existing
                              -------
(and shall not have been waived by Merger Sub), Merger Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days from the date of this Agreement. The

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obligation of Merger Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the Minimum Condition and to the satisfaction or waiver by Merger Sub of the other conditions set forth in Annex A hereto. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered to Merger Sub pursuant to the Offer. Merger Sub expressly reserves the right to waive any of such conditions, to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, changes the form of consideration to be paid in the Offer, modifies or amends any of the conditions set forth in Annex A hereto, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives or reduces the Minimum Condition or makes other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of any expiration date of the Offer, Merger Sub will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the date of commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Merger Sub's obligation to accept for payment and to pay for the Shares shall not be satisfied or, to the extent permitted by this Agreement, waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, other than Rule 14e-5 promulgated under the Exchange Act, or (iii) extend the Offer from time to time until the Culmination Date, in the event that, at the then-scheduled expiration date, all of the conditions of the Offer set forth in Annex A hereto have not been satisfied or waived as permitted by this Agreement. Any extension of the Offer pursuant to clause (i) or (iii) of the immediately preceding sentence shall not exceed the lesser of twenty business days or such fewer number of days that Merger Sub reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied. For purposes of this Agreement, the term "Culmination Date" means the first business day which follows the thirty-ninth business day following the day upon which the Offer commenced. On or prior to the dates that Merger Sub becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Purchaser shall provide or cause to be provided to Merger Sub the funds necessary to

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pay for all Shares that Merger Sub becomes so obligated to accept for payment and pay for pursuant to the Offer. The Offer Price shall, subject to any required with holding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. For purposes of this Agreement, the term "Minimum Condition" means the condition that, pursuant to the Offer, there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, not less than that number of Shares which, together with the Shares owned by Purchaser and Merger Sub on the date hereof, constitutes at least a majority of the Shares outstanding at the time the Offer expires.

          (b) As promptly as practicable on the date of commencement of the Offer, Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the "Offer Documents"). Purchaser and Merger Sub shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Merger Sub will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC. In addition, Purchaser and Merger Sub agree to provide the Company and its counsel with any comments, whether written or oral, that Purchaser or Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments.

          (c) Purchaser and Merger Sub will file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes.

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          1.2. Company Actions.
               ---------------

          (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company's Board of Directors and a special committee of the Company's Board of Directors formed in accordance with Section 302A.673 of the MBCA (the "Special Committee"), each at a meeting duly called and held, have (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger and each of the Noncompetition Agreements, and such approvals are (x) sufficient to render Sections 302A.671, 302A.673 and 302A.675 of the MBCA inapplicable to this Agreement and the transactions contemplated by this Agreement and (y) in accordance with Section 302A.255 of the MBCA, and
(iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Merger Sub thereunder and approve and adopt this Agreement and the Merger. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board and the approval of the Special Committee described in the immediately preceding sentence, and the Company shall not permit the recommendation of the Company's Board or the disclosure regarding the approval of the Special Committee or any component thereof to be modified in any manner adverse to Purchaser or Merger Sub or to be withdrawn by the Company's Board or the Special Committee, except as provided in
Section 4.8(b) hereof.

          (b) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of Purchaser and Merger Sub, on the other hand, will promptly correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Purchaser, Merger Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to consult with Purchaser, Merger Sub and their counsel prior to responding to any such comments.

          (c) The Company shall promptly furnish Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Merger
Sub with such additional information, including, without limitation, updated listings and computer files of holders of Shares, mailing labels and security position listings, and such other assistance as Purchaser, Merger Sub or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares.

          1.3. Directors of the Company.
               ------------------------

          (a) Immediately upon the purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. In furtherance thereof, the Company and its Board of Directors shall, after the purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, upon request of Merger Sub, immediately increase the size of its Board of Directors, secure the resignations of such number of directors or remove such number of directors, or any combination of the foregoing, as is necessary to enable Purchaser's designees to be so elected to the Company's Board and shall cause Purchaser's designees to be so elected and shall comply with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith. In the event that Merger Sub requests the resignation of directors of the Company pursuant to the immediately preceding sentence, the Company shall cause such directors of the Company to resign as may be designated by Merger Sub in a writing delivered to the Company. Immediately upon the first purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, the Company shall, if requested by Purchaser, also cause directors designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) of each committee of the Company's Board

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

of Directors as is on the Company's Board of Directors. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company's Board of Directors who are directors on the date hereof and are not employees of the Company; each such director shall both be "disinterested" as defined in Section 302A.673 Subd. 1(d) of the MBCA. The Company and its Board of Directors shall promptly take all actions as may be necessary to comply with their obligations under this Section 1.3(a), including all actions as may be permitted under the MBCA and the Company's Bylaws.

          (b) The Company shall immediately take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders together with the Schedule 14D-9 the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser's designees to be elected to the Company's Board of Directors. Purchaser and Merger Sub will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1.

          (c) Following the election of Purchaser's designees to the Company's Board of Directors pursuant to this Section 1.3 and prior to the Effective Time,
(i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Merger Sub under this Agreement, or
(iii) any waiver of any of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who neither were designated by Merger Sub nor are employees of the Company (the "Independent Director Approval").

          1.4. The Merger.  Upon the terms and subject to the conditions of this
               ----------
Agreement, the Merger shall be consummated in accordance with the MBCA and the DGCL. At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the MBCA and the DGCL and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Minnesota as a wholly owned subsidiary of Purchaser.

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

          1.5. The Closing; Effective Time.
               ---------------------------

          (a) The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto.

          (b) Effective Time.  Subject to the provisions of this Agreement, on
              --------------
the Closing Date the parties shall file with (i) the Secretary of State of the State of Delaware a certificate of merger in accordance with Section 251 of the DGCL (the "Certificate of Merger") or a certificate of ownership and merger (the "Certificate of Ownership and Merger") in accordance with Section 253 of the DGCL, as applicable, executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger and (ii) the Secretary of State of the State of Minnesota articles of merger in accordance with Section 302A.615 or 302A.621 of the MBCA as applicable (as the case may be, the "Articles of Merger") executed in accordance with the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA in order to effect the Merger.
The Merger shall become effective upon the filing of the Certificate of Merger or Certificate of Ownership and Merger, as the case may be, and the Articles of Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger or Certificate of Ownership and Merger, as the case may be, and the Articles of Merger. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

          1.6. Conversion of Securities.  At the Effective Time, by virtue of
               ------------------------
the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

          (a) Each Share that is owned by Purchaser, the Company or any of their respective subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 1.6(a) hereof and Dissenting Shares) shall automatically be converted into the right to receive the Offer Price in cash (the

"Merger Consideration"), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.7 hereof, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7 hereof.

          (c) Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          1.7. Exchange of Certificates.
               ------------------------

          (a) Exchange Agent. Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares (other than Shares held by Purchaser, the Company and any of their respective subsidiaries and Dissenting Shares) in connection with the Merger (the "Exchange Agent") to receive in trust, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6(b) hereof. Purchaser shall deposit such aggregate Merger Consideration with the Exchange Agent promptly following the Effective Time. Such aggregate Merger Consideration shall be invested by the Exchange Agent as directed by Purchaser.

          (b) Exchange Procedures. Promptly after the Effective Time, Purchaser and the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 1.6(b) hereof into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by Section 1.6(b) hereof.

          (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

          (d) Termination of Fund; No Liability. At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Ex change Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent nor any party hereto shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such sum as Purchaser may reasonably direct as indemnity against any claim that may be made against any party hereto or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will issue the Merger Consideration pursuant to Section 1.6(b) deliverable in respect of the Shares represented by such lost, stolen or destroyed Certificates.

          (f) Withholding Taxes. Purchaser and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and with hold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provi sion of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser or Merger Sub.

          1.8  Options.  (a)  Except as provided in paragraph (b) below with
               -------
respect to the Company's 1996 Employee Stock Purchase Plan, as amended (the "Company ESPP"), at the Effective Time, each then outstanding and unexercised option (the "Company Options") exercisable for Shares shall become fully vested and exercisable (by virtue of their terms) and Purchaser shall cause each holder of a Company Option to receive, by virtue of the Merger and without any action on the part of the holder thereof, options ("Purchaser Replacement Options") exercisable for shares of common stock, par value $.01 per share, of Purchaser ("Purchaser Stock") having the same terms and conditions as the Company Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing the Company Options pursuant to the plans or arrangements pursuant to which such Company Options were granted) except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Conversion Fraction, and rounded to the nearest whole cent or number, respectively. Purchaser shall use all reasonable efforts to ensure that any Company Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Stock for delivery upon the exercise of Purchaser Replacement Options after the Effective Time. Promptly after the Effective Time, Purchaser shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Purchaser Stock contemplated by such Purchaser Replacement Options subsequent to the Effective Time, and shall maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Purchaser Replacement Options registered thereunder remain outstanding. As soon as practicable after the Effective Time, Purchaser shall qualify under applicable state securities laws the issuance of such shares of Purchaser Stock issuable upon exercise of Purchaser Replacement Options. Purchaser's Board of Directors shall take all actions necessary on the part of Purchaser to enable the acquisition of Purchaser Stock, Purchaser Replacement Options and subsequent transactions in Purchaser Stock after the Effective Time pursuant to Purchaser Replacement Options by persons subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from the application of Section 16(b) of the Exchange Act, to the extent permitted thereunder. For purposes of this Agreement, the term "Conversion Fraction" shall mean the quotient determined by dividing (x) the Offer Price by (y) eight dollars ($8.00).

          (b) The offerings under the Company ESPP shall be terminated as of the date hereof, and Shares shall not be issued to participants thereunder after the date hereof. As of the Effective Time, each participant under the Company ESPP shall receive a cash payment equal to the balance, if any, of any accumulated payroll deductions for which they did not receive Shares.

          1.9  Dissenting Shares.  Notwithstanding any provision of this
               -----------------
Agreement to the contrary, each outstanding Share, the holder of which has de-manded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration into which Shares are converted pursuant to Section 1.6(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the MBCA. Notwithstanding the immediately preceding sentence, if any holder of Shares who demands dissenters' rights with respect to its Shares under the MBCA effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 1.6(b) hereof, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares. After the Effective Time, Purchaser shall cause the Company to make all payments to holders of Shares with respect to such de-mands in accordance with the MBCA. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any Shares, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Shares under the MBCA. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value for Shares or offer to settle or settle any such demands.

          1.10. Articles of Incorporation and Bylaws.  Subject to Section 5.5
                ------------------------------------
hereof, at and after the Effective Time until the same have been duly amended,
(i) the Articles of Incorporation of the Surviving Corporation shall be identical to the Articles of Incorporation of the Company in effect at the Effective Time and (ii) and the Bylaws of the Surviving Corporation shall be identical to the Bylaws of the Company in effect at the Effective Time.

          1.11. Directors and Officers.  At and after the Effective Time, the
                ----------------------
directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

          1.12. Other Effects of Merger.  The Merger shall have all further
                -----------------------
effects as specified in the applicable provisions of the MBCA and the DGCL.

          1.13. Additional Actions.  If, at any time after the Effective Time,
                ------------------
the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the disclosure schedule to be delivered by the Company to Purchaser upon the execution of this Agreement, which sets forth certain disclosures concerning the Company and its business (the "Company Disclo sure Schedule"), each section of which only qualifies the correspondingly numbered representation or warranty in this Article II, the Company hereby represents and warrants to Purchaser and Merger Sub as follows (provided that the Company makes no representations and warranties under this Article II with respect to those subsidiaries of the Company which have been expressly identified in the Company Disclosure Schedule as being excluded from this
Article II):

          2.1. Due Incorporation and Good Standing.  The Company and each
               -----------------------------------
subsidiary of the Company (the "Company Subsidiaries") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean a material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of the Company and its subsidiaries taken as a whole, except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which the Company competes, or (iii) the taking of any action contemplated by this Agreement; provided, however, that if
                                                     --------  -------
the Designated Cash Amount as of the date upon which the Offer expires is less than fifteen million dollars ($15,000,000), then, for all purposes under this Agreement (including, without limitation, paragraph (c) of

Annex A hereto), a "Company Material Adverse Effect" shall be deemed to have occurred. For purposes of this Agreement, the term "Designated Cash Amount" shall be determined in accordance with generally accepted accounting principles consistently applied and shall be equal to the difference determined by subtracting (x) an amount equal to the projected working capital needed by the Company over the 30-day period following the date upon which the Offer expires (net of projected operating income over such 30-day period and calculated assuming past and future compliance with Sections 4.1(a)(i) and 4.1(b)(P) hereof) from (y) the balance of the unrestricted cash of the Company as of the date upon which the Offer expires. The Company has heretofore made available to Purchaser accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company.

          2.2. Capitalization.  As of the date hereof, the authorized capital
               --------------
stock of the Company consists of 50 million shares of capital stock. As of the date hereof, 22,812,470 shares of Common Stock were issued and outstanding and no shares of preferred stock, par value $.01 per share, of the Company ("Company Preferred Stock") are issued, outstanding or reserved for issuance, except for 300,000 shares of the Company Preferred Stock which have been designated as "Series A Junior Participating Preferred Stock" and reserved for issuance in connection with the Rights Agreement, dated as of May 23, 2000 between the
Company and Norwest Bank Minnesota (the "Rights Agreement").   As of the date
hereof, a total of 4,035,038 shares of Common Stock are reserved for future issuance to employees and directors upon exercise of any Company Options, warrants or other rights to purchase or acquire any shares of capital stock of the Company (including restricted stock, stock equivalents and stock units). Except as provided in the immediately preceding two sentences, no other shares of capital stock of the Company is authorized or reserved for issuance or issued or outstanding. All issued and outstanding shares of Common Stock are, and all shares which may be issued upon exercise of then outstanding Company Options will be when issued, duly authorized, validly issued, fully paid and non-assessable. Except for the Company's obligations under the Rights Agreement (including with respect to the Company Preferred Stock purchase rights issued or issuable thereunder (the "Rights")) and except as otherwise expressly contemplated by this Agreement, as of the date hereof there are no out standing rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the issued, outstanding, authorized but unissued, or unauthorized shares of capital stock or any other security of the Company, and there is no authorized or issued security of any kind convertible into or exchangeable, for any such capital stock or other security. A true, correct and complete copy of the Rights Agreement has been delivered to Purchaser by the Company prior to the date hereof.

          2.3. Subsidiaries.  Section 2.3 of the Company Disclosure Schedule
               ------------
sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary, each of which is wholly owned by the Company except as otherwise indicated in said Section 2.3 of the Company Disclosure Schedule. All of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in said Section
2.3 of the Company Disclosure Schedule, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Company Subsidiaries directly or indirectly held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

          2.4. Authorization; Binding Agreement.  The Company has all requisite
               --------------------------------
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Offer and the Merger, and each of the Noncompetition Agreements have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of the Merger by the shareholders of the Company in accordance with the MBCA). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions"). The Special Committee of the Company's Board of Directors and the Company's Board of Directors have approved the Offer, the Merger, this Agreement and the Noncompetition Agreements and the transactions contemplated hereby and thereby and such approvals are (i) sufficient so that Sections 302A.671, 302A.673 and 302A.675 of the MBCA will not impede the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement and (ii) in accordance with Section 302A.255 of the MBCA.

          2.5. Governmental Approvals.  No consent, approval, waiver or
               ----------------------
authorization of, notice to or declaration or filing with ("Consent"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self regulatory organization ("Governmental Authority") on the part of the Company or any of the Company Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement, the Offer, the Merger or the consummation by the Company of the other transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA and the filing of the Certificate of Merger or the Certificate of Ownership and Merger, as applicable, with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings with the SEC, state securities laws administrators (including the Commissioner of Commerce of the State of Minnesota) and the National Association of Securities Dealers, Inc. ("NASD"), (iii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (iv) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

          2.6. No Violations.  The execution and delivery of this Agreement, the
               -------------
Offer, the Merger, the consummation of the other transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not
(i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of the Company or any of the Company Subsidiaries, (ii) except as set forth on Section 2.6 of the Company Disclosure Schedule, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which the Company or any of the Company Subsidiaries are parties or by which their respective assets are bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or any Company Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Company Material Adverse Effect.

          2.7. Securities Filings.  (a)  The Company has made available to
               ------------------
Purchaser true and complete copies of (i) its Annual Reports on Form 10-K for the years ended January 2, 2000, January 3, 1999, December 28, 1997 and December 29, 1996 as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of the Company since December 29, 1996, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company with the SEC since December 29, 1996 regardless of whether such filings were made prior to or after the date hereof. The reports and statements set forth in clauses (i) through (iii) above are referred to collectively herein as the "Company Securities Filings." As of their respective dates, and as of the date of the last amendment thereof, if amended after filing, none of the Company Securities Filings contained or, as to the Company Securities Filings filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings filed subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company Securities Filings at the time of filing and as of the date of the last amendment thereof, if amended after filing, complied or, as to the Company Securities Filings subsequent to the date hereof, will comply in all material respects with the Exchange Act or the Securities Act, as applicable.

          2.8. Company Financial Statements.  The audited consolidated financial
               ----------------------------
statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "Company Financial Statements") have been prepared or, as to Company Securities Filings filed subsequent to the date hereof, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present or, as to Company Securities Filings filed subsequent to the date hereof, will present fairly, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act. All accounts receivable of the Company, whether reflected in the Company Financial Statements or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown in the Company Financial Statements filed prior to the date hereof.

          2.9. Absence of Certain Changes or Events; No Undisclosed Liabilities.
               ----------------------------------------------------------------
Except as set forth in Section 2.9 of the Company Disclosure Schedule, since January 2, 2000, through the date of this Agreement, there has not been: (i) any event that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company or any Company Subsidiary, (iii) any material damage or loss to any material asset or property, whether or not covered by insurance, or (iv) any change by the Company in accounting principles or practices. Except as set forth in Section 2.9 of the Company Disclosure Schedule, since July 2, 2000, through the date of this Agreement, there has not been any action taken by the Company or any of the Company Subsidiaries that, had Section 4.1 hereof been in effect at such time, would have constituted a breach of Section 4.1 hereof. Except for those liabilities that are fully reflected or reserved against on the balance sheet of the Company included in its January 2, 2000 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since January 2, 2000, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

          2.10. Compliance with Laws.  The business of the Company and each of
                --------------------
the Company Subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Company Material Adverse Effect.

          2.11. Permits.  (i) The Company and each of the Company Subsidiaries
                -------
have all permits (including signage permits), certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses (collectively, "Company Permits"), (ii) neither the Company nor any of the Company Subsidiaries is in violation of any Company Permit and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in each case, those the absence or violation of which would not be reasonably likely to have a Company Material Adverse Effect.

          2.12. Litigation.  Except as disclosed in the Section 2.12 of the
                ----------
Company Disclosure Schedule, there is no suit, action or proceeding ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

          2.13. Contracts.
                ---------

          (a) Neither the Company nor any of the Company Subsidiaries is a party or is subject to any franchise, management, royalty, license, lease or joint venture agreement or any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument ("Company Material Contract") that is not so listed in Section 2.13(a) of the Company Disclosure Schedule. All such Company Material Contracts are valid and binding and are in full force and effect and enforceable by the Company or such Company Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto is in violation or breach of or default under any such Company Material Contract where such violation or breach would be reasonably likely to have a Company Material Adverse Effect.

          (b) Except as is listed in Section 2.13(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or has any of its assets or properties subject to, any agreement, arrangement or under standing (written or oral) with any other person (including a Company Subsidiary or an affiliate of the Company or of any Company Subsidiary), which (i) provides capital, surplus, balance sheet or any other form of economic or financial support to such other person, (ii) guarantees the obligations of, or performance of any acts, by such other person, or (iii) imposes legal liability on the Company or any Company Subsidiary for any payments (contingent or otherwise) under any note, guarantee, debt, bond, mortgage, indenture, contract, lease, license, agreement or instrument.

          2.14. Employee Benefit Plans.  (a)  Section 2.14 of the Company
                ----------------------
Disclosure Schedule contains a complete and accurate list of all material Benefit Plans (as defined below) maintained or contributed to by the Company or any of the Company Subsidiaries ("Company Benefit Plan"). A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees or agents of the Company or any of its subsidiaries or their beneficiaries or dependents; provided that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Each of the Company Benefit Plans has been maintained in compliance in all material respects with its terms and all applicable
Law. Neither the Company nor any of the Company Subsidiaries contributes to, or has any outstanding liability with respect to, any Multiemployer Plan.

          (b) The Company has identified in Section 2.14(b) of the Company Disclosure Schedule and has made available to Purchaser true and complete copies of: (1) all severance, employment, consulting and other agreements with directors, executive officers, key employees or consultants of the Company; (2) all severance programs and policies of each of the Company and each Company Subsidiary with or relating to its employees or directors; and (3) all plans, programs, agreements and other arrangements of each of the Company and each Company Subsidiary with or relating to its employees which contain change in control provisions. Except as set forth in Section 2.14(b) of the Company Disclosure Schedule

(which includes the amount of the payments due under such agreements, programs, policies, plans, or other arrangements referred to in the preceding sentence), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any material payment (including, without limitation, severance, unemployment, compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or any affiliate of the Company from the Company or any Company Subsidiary or any such affiliate under any Company Benefit Plan or otherwise, (B) materially increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.

          (c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any contract, plan, or arrangement under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would be nondeductible by virtue of Section 162(m) or 280G of the Code.

          2.15. Taxes and Returns.  (a)  The Company and each of its subsid-
                -----------------
iaries has timely filed, or caused to be timely filed, all Tax Returns (as defined below) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes (as defined below) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established. There are no claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any return. There are no liens for material amounts of Taxes on the assets of the Company or any of the Company Subsidiaries except for statutory liens for current Taxes not yet due and payable.

          (b) None of the Company or any of the Company Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

          (c) Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (either alone or in combination with another event) will not result in any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries.

          (d) None of the Company or any of the Company Subsidiaries has been a member of any consolidated, combined, unitary or affiliated group of corpora-tions for any Tax purposes other than a group of which the Company is or was the common parent corporation.

          (e) None of the Company or any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that could reasonably be expected to have a Company Material Adverse Effect following the Closing.

          (f) None of Company or any of the Company Subsidiaries is currently being audited by any taxing authority and none of the Company or any of the Company Subsidiaries has been notified by any tax authority that any such audit is contemplated or pending.

          (g) For purposes of this Agreement, the term "Tax" shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

          2.16. Intellectual Property.  (a)  The Company or the Company
                ---------------------
Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, any and all (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions, (iii) trade secrets, including confidential and other non-public information, (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto, (v) databases and all database rights, and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto that, in the case of each of clauses (i), (ii), (iii), (iv), (v) and (vi), are used in the respective businesses of the Company or the Company Subsidiaries as currently conducted (as described in clauses (i) through (vi) above, collectively, "Company Intellectual Property"), except for any such failures to own, be licensed or possess rights that would not be reasonably likely to have a Company Material Adverse Effect.

          (b) Except as set forth on Section 2.16(b) of the Company Disclosure Schedule, to the Company's knowledge, there are no conflicts with or infringements of any material Company Intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party, except for any such conflicts or infringements that would not be reasonably likely to have a Company Material Adverse Effect.

          (c) Section 2.16(c) of the Company Disclosure Schedule sets forth a complete list of all material trademarks, registrations and applications pertaining to the Company Intellectual Property owned by the Company and the Company Subsidiaries. All such Company Intellectual Property listed is owned by the Company and/or the Company Subsidiaries, free and clear of liens or encumbrances of any nature.

          (d) Section 2.16(d) of the Company Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements in which the Company and the Company Subsidiaries have granted rights to any person to use the Company Intellectual Property. The Company will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

          (e) The Company and each of the Company Subsidiaries own or have the right to use all computer software currently used in and material to the businesses, except for any failures to own or have the right to use that would not be reasonably likely to have a Company Material Adverse Effect.

          (f) All Company Intellectual Property was developed by: (i) employees of the Company within the scope of their employment; or (ii) independent contractors as "works-made-for-hire" as that term is defined under Section 101 of the United States copyright laws, pursuant to written agreements.

          2.17. Finders and Investment Bankers.  Other than pursuant to the
                ------------------------------
Piper Engagement Letter, neither the Company nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. For purposes of this Agreement, the term "Piper Engagement Letter" means the letter dated September 19, 2000 from U.S. Bancorp Piper Jaffray to the Company. A true and complete copy of the Piper Engagement Letter has been delivered by the Company to Purchaser prior to the date hereof.

          2.18. Fairness Opinion.  The Company has received from U.S. Bancorp
                ----------------
Piper Jaffray, its financial advisor, a written opinion addressed to it for inclusion in the Schedule 14D-9 and the Proxy Statement to the effect that the consideration to be received in the Offer and the Merger by the Company's share holders is fair to the Company's shareholders from a financial point of view.

          2.19. Insurance.  Section 2.19 of the Company Disclosure Schedule sets
                ---------
forth a true and complete list of all insurance policies carried by, or covering, (i) the Company and the Company Subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at the Company's principal executive offices, and (ii) the directors and officers of the Company and the Company Subsidiaries, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and the Company Subsidiaries maintain insurance policies against all risk of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Section 2.19 of the Company Disclosure Schedule is in full force and effect and all premiums due thereon have been paid in full.

          2.20. Vote Required; Ownership of Purchaser Capital Stock; State
                ----------------------------------------------------------
Takeover Statutes.  (a)  The affirmative vote of the holders (including Merger
-----------------
Sub following its acceptance of Shares for payment under the Offer) of a majority of the outstanding Shares (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the transactions contemplated hereunder (other than the Offer, in respect of which no approval is required from the holders of capital stock of the Company).

          (b) Neither the Company nor any of the Company Subsidiaries beneficially owns, either directly or indirectly, any shares of Purchaser capital stock.

          (c) The Company has taken all actions necessary under the MBCA to approve the Offer, the Merger and the other transactions contemplated by this Agreement and the transactions contemplated by each of the Noncompetition Agreements. The Company's Board of Directors and the Special Committee, each at a meeting duly called and held, have approved the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement, and each of the Noncompetition Agreements and the transactions contemplated thereby, and such approvals are (i) sufficient so that Sections 302A.671, 302A.673 and 302A.675 of the MBCA will not impede the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement and (ii) in accordance with Section 302A.255 of the MBCA. No other "fair price," "merger moratorium," "control share acquisition" or other similar anti-takeover statute or regulation applies or purports to apply to this Agreement, the Offer or the Merger or the other transactions contemplated by this Agreement (other than Chapter 80B of the Minnesota Statutes).

          2.21. Title to Properties.  Section 2.21 of the Company Disclosure
                -------------------
Schedule sets forth a complete list of all material real property owned in fee by Company or any of the Company Subsidiaries and sets forth all material real property leased by Company or any of the Company Subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all improvements thereon, referred to collectively as the "Company Real Property"). The

Company Real Property set forth in Section 2.21 of the Company Disclosure Schedule comprises all of the material real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have good and valid title to, or, as to Company Real Property designated as leased, a valid leasehold interest in, all of the Company Real Property. The Company Real Property is free of encumbrances, except for: (a) liens with respect to Taxes either not delinquent or being diligently contested in appropriate proceedings; (b) mechanics', materialmen's or similar statutory liens for amounts not yet due or being diligently contested in appropriate proceedings; and (c) other exceptions with respect to title to Company Real Property (including easements of public record) that do not and would not materially interfere with the current and intended use of such Company Real Property (clauses, (a), (b), and (c) being referred to herein as "Permitted Encumbrances"); and the consummation of the transactions contemplated hereby will not create any encumbrance (other than Permitted Encumbrances) on any of the Company Real Property. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all leases of Company Real Property, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their business on such property.

          2.22. Environmental Matters.  The Company has not, and no third party
                ---------------------
has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property, any toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. (S) 9601-9657, as amended) (collectively, "Hazardous Substances") except in material compliance with all applicable Laws, and no Hazardous Substances have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property except in material compliance with all applicable Laws, nor has any activity been undertaken on the Company Real Property that would cause or contribute to (a) the Company Real Property becoming a treatment, storage or disposal facility in material violation of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. (S) 6901 et seq., or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Company Real Property in material violation of CERCLA or any similar state law or local ordinance, or (c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, for which the Company does not have all material required permits under the Federal Water Act, 33 U.S.C. (S) 1251 et seq., or the Clean Air Act, 42 U.S.C. (S) 7401 et seq., or any similar state law or local ordinance, in each case except for any such noncompliance, violations, or failures as would not be reasonably likely to have a Company Material Adverse Effect. There are no substances or conditions in or on the Company Real Property that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements, except for any such claims or causes of action as would not be reasonably likely to have a Company Material Adverse Effect. There are no above ground or underground tanks that have been located under, in or about the Company Real Property which have been subsequently removed or filled. To the extent storage tanks exist on or under the Company Real Property, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements.

          2.23. Rights Plan.  The Board of Directors of the Company has amended
                -----------
the Rights Agreement to provide that (i) so long as this Agreement has not been terminated pursuant to Section 7.1 hereof, a Distribution Date (as such term is defined in the Rights Agreement) shall not occur or be deemed to occur, and neither Purchaser nor Merger Sub shall become an Acquiring Person (as such term is defined in the Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the announcement, making or consummation of the Offer, the acquisition of Shares pursuant to the Offer, or the consummation of the Merger and the other transactions contemplated by this Agreement and (ii) the Rights shall terminate and expire immediately preceding the time of Merger Sub's acceptance of Shares for payment under the Offer. Such amendment to the Rights Agreement is valid and binding, has not been modified or waived in any respect and remains in full force and effect.

          2.24. Schedule 14D-9; Offer Documents; and Proxy Statement. Neither
                ----------------------------------------------------
the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Purchaser or Merger Sub which is contained in any of the foregoing documents.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to the Company as follows:

          3.1. Due Incorporation and Good Standing.  Each of Purchaser and
               -----------------------------------
Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of Purchaser and its subsidiaries taken as a whole, and except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which Purchaser competes, or
(iii) the taking of
any action contemplated by this Agreement ("Purchaser Material Adverse Effect"). Purchaser has heretofore made available to the Company accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of Purchaser.

          3.2. Authorization; Binding Agreement.  Purchaser and Merger Sub have
               --------------------------------
all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contem plated hereby, including, but not limited to, the Offer and the Merger, have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval by the sole shareholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreement of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

          3.3. Governmental Approvals.  No Consent from or with any Governmental
               ----------------------
Authority on the part of Purchaser or Merger Sub is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA and the filing of the Certificate of Merger or the Certificate of Ownership and Merger, as applicable, with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings with the SEC, state securities laws administrators (including the Commissioner of Commerce of the State of Minnesota) and the New York Stock Exchange (the "NYSE"), (iii) such filings as may be required in any jurisdiction where Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (iv) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Purchaser Material Adverse Effect.

          3.4. No Violations.  The execution and delivery of this Agreement, the
               -------------
Offer, the Merger, the consummation of the other transactions contemplated hereby and compliance by Purchaser and Merger Sub with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of Purchaser or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Purchaser is a party or by which its assets are bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Purchaser or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, contravene any Law to which Purchaser or Merger Sub or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Purchaser Material Adverse Effect.

          3.5. Finders and Investment Bankers.  Neither Purchaser nor any of its
               ------------------------------
officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

          3.6. Offer Documents; Proxy Statement; Schedule 14D-9.   Neither the
               ------------------------------------------------
Schedule TO nor any information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule TO will, when filed by Merger Sub with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Purchaser and the Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto.

          3.7. Financing.  The Purchaser has obtained necessary approvals from
               ---------
financial institutions that would allow the Purchaser and Merger Sub to have sufficient cash resources available to pay for the Shares that the Merger Sub becomes obligated to accept for payment and pay for pursuant to the Offer. At or prior to the dates that Merger Sub becomes obligated to accept for payment and pay for Shares pursuant to the Offer, and at the Effective Time, Purchaser and Merger Sub will have sufficient cash resources available to pay for the Shares that the Merger Sub becomes so obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consideration pursuant to the Merger.

          3.8. Ownership of Shares.  As of the date hereof, Purchaser and its
               -------------------
subsidiaries own an aggregate of 1,030,800 Shares.


                                   ARTICLE IV

                      ADDITIONAL COVENANTS OF THE COMPANY

          4.1. Conduct of Business of the Company and the Company Subsidiaries.
               ---------------------------------------------------------------
(a) Unless Purchaser shall otherwise agree in writing and except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule (the inclusion of any item having been consented to by Purchaser), during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct, and it shall cause each of the Company Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and (ii) the Company shall, and shall cause each of the Company Subsidiaries to, use its or their reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, to maintain satisfactory relationships with all persons with whom it does business, and to preserve the possession, control and condition of all of its assets.

          (b) Without limiting the generality of the foregoing clause (a), neither the Company nor any Company Subsidiary will:

          (A) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments);

          (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of or any Voting Debt of the Company or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries, except for the issuance of Shares pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms. For purposes of this Agreement, the term "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights;

          (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions payable to the Company or any Company Subsidiary, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities and other than pursuant to commitments outstanding on the date of this Agreement in accordance with their present terms as set forth on Schedule 4.1(a)(C) of the Company Disclosure Schedule;

          (D) (a) create, incur, assume, forgive or make any changes to the terms or collateral of any debt, receivables or employee or officer loans or advances, except incurrences that constitute refinancing of existing obligations on terms that are no less favorable to the Company or its subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or incur any pre-opening expenses, other than as set forth in Section 4.1(a)(D) of the Company Disclosure Schedule; (d) make any loans, advances or capital contributions to, or investments in, any other person (other than to a Company Subsidiary and customary travel, relocation or business advances to employees); (e) acquire the stock or assets of, or merge or consolidate with, any other person; (f) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice; or (g) sell, transfer, mortgage, pledge, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties (real, personal or mixed) material to the Company and the Company Subsidiaries taken as a whole other than to secure debt permitted under subclause (a) of this clause (D) or other than in the ordinary course of business consistent with past practice;

          (E) increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any share holder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement, or enter into or engage in any agreement, arrangement or transaction with any of its directors, officers, employees or affiliates except current compensation and benefits in the ordinary course of business, consistent with past practice;

          (F) (i) commence or settle any litigation or other proceedings with any Governmental Authority or other person, or (ii) make or rescind any election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, change any method of accounting or make any other material change in its accounting or Tax policies or procedures.

          (G) adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

          (H) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

          (I) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

          (J) materially increase or decrease the average restaurant, corporate or warehouse facility inventory or house bank accounts in any restaurant;

          (K) enter into any new line of business;

          (L) enter into any lease, contract or agreement pursuant to which the Company or any Company Subsidiary is obligated to pay or incur obligations of more than $25,000 per year, other than (i) the purchase of inventory in the ordinary course of business consistent with past practice or (ii) in connection with the construction of restaurants as listed in Section 4.1(a)(L) of the Company Disclosure Schedule and approved, if required, pursuant to clause (N) below;

          (M) make any changes to its current investment strategy, policy or practices;

          (N) make, engage or incur costs for the design or construction of any new restaurant, the remodeling or renovation of existing restaurants or restau-rants under construction without approval by Purchaser (it being understood that Purchaser shall have approval of all design and construction matters);

          (O) allow any employee or other person to remove any Company asset, display, proprietary asset, retail item or other property from the corporate office, warehouses, restaurants of the Company or any other Company facilities;

          (P) discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past prac-tice, or delay the making of any capital expenditures from the Company's current capital expenditure schedule;

          (Q) issue any gift certificates, coupons or complimentary rights for dining or retail other than in such amounts as are in the ordinary course of business consistent with past practice;

          (R) harm, neglect, abuse, sell, give away, or otherwise dispose of any parrots (or comparable tropical birds); or, sell give away or otherwise dispose of any inventory, other than in the ordinary course of business consistent with past practice; or

          (S) authorize any of, or agree to commit to do any of, the foregoing actions.



          (c) The Company shall, and the Company shall cause each of its subsidiaries to, use its or their reasonable best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

          4.2. Notification of Certain Matters.  The Company shall give prompt
               -------------------------------
notice to Purchaser if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Company Material Adverse Effect; or (iv) the commencement or threat of any Litigation involving or affecting the Company or any Company Subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any Company Subsidiary which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger. No such notice to the Company shall have any affect on the determination of whether or not any of the conditions to Closing or to the consummation of the Offer have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

          4.3. Access and Information.
               ----------------------

          (a) Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Purchaser and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with
(i) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Purchaser may from time to time reasonably request, and (ii) a copy of each material report, schedule and other document filed or received by the Company or any Company Subsidiary pursuant to the requirements of applicable securities laws or the NASD; provided, however, that, between the date hereof and the time of first acceptance of Shares for payment under the Offer, (i) Purchaser may, with prior notice to the Company's Chief Executive Officer, Chief Financial Officer or General Counsel, contact any employee of the Company directly, provided that such contact is for informational purposes only and does not unreasonably interfere with such employee's ongoing responsibilities to Rainforest, and (ii) access to the Company's offices and facilities shall only be with the sole and absolute, prior written consent of the Company's Chief Executive Officer, Chief Financial Officer or General Counsel (provided that this Agreement shall not constitute prior written consent); and, following the time of first acceptance of Shares for payment under the Offer, Purchaser shall not be restricted in any manner in contacting employees of the Company or in accessing the Company's offices and facilities. No such access, inspections or furnishment of information shall have any adverse effect on Purchaser or Merger Sub's ability to assert that conditions to Closing or to the consummation of the Offer have not been satisfied.

          (b) The Chief Financial Officer of the Company shall deliver to the Purchaser immediately before the close of business on the day which is six business days prior to the then-scheduled expiration date of the Offer and immediately before the close of business on the then-scheduled expiration date of the Offer, a certificate executed by such officer which sets forth (i) the Designated Cash Amount (including a reasonably detailed explanation of the calculation thereof) and (ii) the number of issued and outstanding Shares as of the date of the expiration of the Offer. If the Purchaser disagrees as to the amount of (or the calculation of) the Designated Cash Amount, then the Purchaser shall have the right to refer the disagreement to an accounting firm (which will be different than the firm currently used by each of the Company and Purchaser) of independent certified public accountants as the Company and Purchaser may mutually agree or, if they cannot agree, as their respective accounting firms shall agree (in either case, the "Independent Accounting Firm") for resolution. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform such services within two business days of the submission to it of the dispute and, in any case, as soon as practicable after such submission. The fees, costs and expenses related to the Independent Accounting Firm shall be shared equally by the Company and Purchaser. This provision for Independent Accounting Firm shall be specifically enforceable by the parties and the decision of the Independent Accounting Firm in accordance herewith shall be final and binding and there shall be no right of appeal therefrom.

          (c) Without limiting any other provision of this Agreement, from time to time during the Offer upon the request of the Purchaser, immediately before the close of business on the day which is six business days prior to the then-scheduled expiration date of the Offer and immediately before the close of business on the expiration date of the Offer, the Company shall inform Purchaser orally and in writing as to the then-current status of satisfaction of the conditions to the Offer described in paragraphs (c), (e), (f), (g), (h), (i),
(l) and (m) on Annex A hereto.  The President of the Company shall deliver to
               -------
the Purchaser promptly following the close of business on the then-scheduled expiration date of the Offer a certificate executed by such officer to the effect that the conditions to the Offer specified in the immediately preceding sentence have been satisfied.

          (d) Promptly following the date of this Agreement, the Company shall deliver to the Purchaser a copy of duly adopted resolutions of the Company's Board of Directors approving the execution, delivery and performance of this Agreement and the other agreements contemplated hereby (including the Noncompetition Agreements) and, in each case, the transactions contemplated thereby, certified by the Secretary of the Company. Such resolutions shall be in substantially the same form as those attached as Exhibit A hereto.
                                                    ---------

          (e) The Company shall use its best efforts to file with the SEC by October 31, 2000 the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 (the "Third Quarter Form 10-Q").

          4.4. Special Meeting; Proxy Statement.
               --------------------------------

          (a) As promptly as practicable following the purchase of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) (A) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval and adoption of the Merger and this Agreement;
(B) subject to Section 4.8(b), the Company shall, through the Company's Board of Directors, declare advisable and recommend to its stockholders that they approve the Merger and adopt this Agreement, and shall include disclosure regarding the approvals of the Company's Board and the Special Committee referred to in
Section 2.20(c) in the Proxy Statement; and (C) without limiting the generality of the foregoing, the Company agrees that its obligations under clause (A) of this Section 4.4(a)(i) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal or the withdrawal or modification by the Board of Directors or any committee thereof of such Board's or committee's approval or recommendation of the Offer, the Merger or this Agreement.

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendments or supplements thereto (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable date, provided that no amendments or supplements to the Proxy Statement will be made by the Company without consultation with Purchaser and its counsel.

          (b) Purchaser shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, Merger Sub or any of Pur-chaser's other subsidiaries in favor of the approval and adoption of the Merger and this Agreement.

          (c) Notwithstanding the provisions of paragraphs (a) and (b) above, in the event that Purchaser, Merger Sub and any other subsidiaries of Purchaser shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL and Section 302A.621 of the MBCA.

          4.5. Reasonable Best Efforts.
               -----------------------

          (a) Subject to the terms and conditions herein provided, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby (provided that the Company shall not make any payment or amend the terms of any agreement in connection with obtaining any such Consent without the prior written approval of Purchaser) and (ii) consulting and cooperating with and providing assistance to Purchaser and Merger Sub in the preparation and filing with the SEC of the Offer Documents and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the Closing set forth herein.

          (b) The Company agrees to inform Purchaser regularly, and to respond to requests of Purchaser, as to the status of whether or not each material Consent required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have been obtained. The Company shall promptly deliver to Purchaser in writing a reasonably detailed notice (the "Consent Notice") as to the status of all such material Consents (i) immediately before the close of business on the thirteenth business day (such date, the "Consent Notice Date") following the commencement of the Offer and (ii) immediately before the close of business on the day which is six business days prior to the then-scheduled expiration date of the Offer. In the event that the Company has not obtained any one or more of such material Consents by the Consent Notice Date, then Purchaser shall have up to and including the date (the "Decision Date") which is the actual expiration date of the Offer to (i) terminate this Agreement in accordance with Section 7.1(f) hereof or (ii) waive any such one or more material Consents by delivery of a reasonably detailed written notice to the Company (any such material Consents so waived in writing by Purchaser, collectively, the "Waived Consents"); provided,
                                                                      --------
however, that in the event that Purchaser has not by or on the Decision Date
-------
either (i) terminated this Agreement in accordance with Section 7.1(f) hereof or
(ii) waived all such material Consents, then this Agreement shall terminate without any action by any party hereto in accordance with Section 7.1(g) hereof. Notwith standing any such waiver of material Consents, if Purchaser has not so terminated this Agreement, the Company shall continue to use its reasonable best efforts to actually obtain the Waived Consents pursuant to Section 4.5(a) hereof up to the Closing Date.

          4.6. Public Announcements.  So long as this Agreement is in effect,
               --------------------
the Company shall not, and shall cause its affiliates not to, (a) issue or cause the publication of any press release or any other announcement or communication with respect to the Offer or the Merger or the other transactions contemplated hereby without the written consent of Purchaser, or (b) discuss with the press or the media this Agreement, the Offer, the Merger or the other transactions contemplated hereby (and will refer any and all questions and inquiries to Purchaser), except in any case under (a) or (b) where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case the Company, prior to making such announcement, will consult with Purchaser regarding the same.

          4.7. Compliance.  In consummating the Offer, the Merger and the other
               ----------
transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

          4.8. Company Takeover Proposals.
               --------------------------

          (a) For purposes of this Agreement, "Company Takeover Pro posal" means any inquiry, proposal or offer from any person relating to (1) any direct or indirect acquisition or purchase of assets representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (2) any issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (3) any tender offer, exchange offer or other transaction in which, if consummated, any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of the Company, or (4) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Company Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company determines in its good faith judgment based on the advice of the Company's financial advisers and outside legal counsel to be more favorable to the Company's shareholders, from a financial point of view, than the Offer and the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Board of Directors of the Company, including, without limitation, the financing thereof and all other conditions thereto).

          (b) Except as set forth in this Section 4.8, neither the Company nor its Board of Directors, nor any committee thereof, shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors of the Offer, this Agree-ment or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the time of the first acceptance of Shares for payment pursuant to the Offer, the Board of Directors of the Company determines in good faith, based on the advice of outside legal counsel, that the failure to do so reasonably could result in a breach of its fiduciary duties to the Company's shareholders under applicable Law, the Board of Directors of the Company may (subject to Company's compliance with the provisions of this Section 4.8) (x) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger or (y) approve or recommend a Company Superior Proposal, but in each case, only at a time that is after the second business day following Purchaser's receipt of written notice advising Purchaser that the Company's Board of Directors has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, and identifying the person making such Company Superior Proposal.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.8, the Company shall promptly advise

Purchaser orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or the Com-pany Takeover Proposal and the identity of the person making such request or Company Takeover Proposal and shall keep Purchaser fully informed on a prompt basis with respect to any developments with respect to the foregoing.

          (d) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, based on the advice of its outside counsel, failure so to disclose would result in a breach of its fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor its Board of Directors, shall, except as permitted by Section 4.8(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal. Notwithstanding anything to the contrary contained herein, this Agreement and the Merger shall be submitted to the shareholders of the Company, in accordance with Section 4.4(a), at the meeting of such shareholders for the purpose of approving this Agreement and the Merger, and, subject to termination of this Agreement in accordance with the terms of Article VII hereof, nothing in this Agreement to the contrary shall be deemed to relieve the Company of such obligation.

          4.9. SEC and Shareholder Filings.  The Company shall send to Purchaser
               ---------------------------
a copy of all public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

          4.10 State Takeover Laws.  Notwithstanding any other provision in this
               -------------------
Agreement, unless this Agreement is terminated in accordance with the terms of
Article VII hereof, in no event shall the Minnesota Anti-Takeover Approval be withdrawn, revoked or modified by the Board of Directors of the Company or the Special Committee. If any state takeover statute of the MBCA not rendered inapplicable by the Minnesota Anti-Takeover Approval becomes or is deemed to become applicable to this Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or the other transactions contemplated by this Agreement, the Company shall take all reasonable action necessary to render such statute inapplicable to all of the foregoing. For purposes of this Agreement, the "Minnesota Anti-Takeover Approval" shall mean the actions taken by the Company's Board of

Directors and the Special Committee referred to in Section 2.20(c) hereof causing Sections 302A.671, 302A.673 and 302A.675 of the MBCA not to impede this Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or the other transactions contemplated by this Agreement.

          4.11 Actions Regarding the Rights.  The Company shall not modify or
               ----------------------------
waive, except as expressly provided herein, the terms of its Rights Agreement as amended as of the date hereof, or take any action to redeem the Rights, except in connection with its entering into a Company Superior Proposal pursuant to and in accordance with Section 4.8 hereof.

          4.12. Additional Employee Matters.
                ---------------------------

          (a) The Company shall use its reasonable best efforts to cause each employee (each, a "Group 1 Employee") of the Company set forth on Section 4.12(a) of the Company Disclosure Schedule to enter into an Amended and Restated Change of Control Agreement in the form included in Section 4.12(a) of the Com-pany Disclosure Schedule (the "Group 1 Severance Agreement").

          (b) The Company shall use its reasonable best efforts to cause each employee (each, a "Group 2 Employee") of the Company set forth on Section 4.12(b) of the Company Disclosure Schedule to enter into a Severance Agreement in the form included in Section 4.12(b) of the Company Disclosure Schedule (the "Group 2 Severance Agreement").

          (c) The Company shall use its reasonable best efforts to cause each employee (each, a "Group 3 Employee") of the Company set forth on Section 4.12(c) of the Company Disclosure Schedule to enter into a Severance Agreement in the form included in Section 4.12(c) of the Company Disclosure Schedule (the "Group 3 Severance Agreement").

          (d) The Company shall use its reasonable best efforts to cause each employee (each, a "Group 4 Employee") of the Company set forth on Section 4.12(d) of the Company Disclosure Schedule to enter into a Relocation Agreement in the form included in Section 4.12(d) of the Company Disclosure Schedule (the "Group 4 Severance Agreement" and, together with the Group 1 Severance Agree-ment, the Group 2 Severance Agreement and the Group 3 Severance Agreement, the "Severance Agreements"); provided, however, that the Company may, after the offer to and rejection by a Group 4 Employee of a Group 4 Severance Agreement, offer such Group 4 Employee a Group 3 Severance Agreement.

          (e) For purposes of this Agreement, the term "Designated Severance Agreement" means, with respect to any employee of the Company, the form of Severance Agreement that this Section 4.12 designates with respect to such employee.

          (f) Section 4.12(f) of the Company Disclosure Schedule sets forth a true, correct and complete list for each Group 1 Employee, Group 2 Employee, Group 3 Employee and Group 4 Employee: (i) such employee's annual base compen-sation as of the date hereof; (ii) an amount equal to the six month cost to such employee of continuing his or her present health care coverage under Rainforest's COBRA program (grossed up to compensate such employee for the taxable nature of such payment); and (iii) an amount equal to the six month cost to Rainforest of continuing to provide such employee's current non-electable life insurance and insurance coverage for accidental death and disability (all as grossed-up to compensate such employee for the taxable nature of such payments).


                                    ARTICLE V

                       ADDITIONAL COVENANTS OF PURCHASER

          5.1. Notification of Certain Matters.  Purchaser shall give prompt
               -------------------------------
notice to the Company if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NYSE or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Purchaser Material Adverse Effect; or (iv) the commencement or threat of any Litigation involving or affecting Purchaser or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger.

          5.2. Reasonable Best Efforts.  Subject to the terms and conditions
               -----------------------
herein provided, Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby and
(ii) consulting and cooperating with and providing assistance to the Company in the preparation and filing with the SEC of the Schedule 14D-9 and the Proxy Statement and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, Purchaser agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the Closing set forth herein.

          5.3. Compliance.  In consummating the Offer, the Merger and the other
               ----------
transactions contemplated hereby, Purchaser shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

          5.4. SEC and Shareholder Filings.  Purchaser shall send to the Company
               ---------------------------
a copy of all public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

          5.5. Indemnification.  (a) As of the Effective Time, the indemnifi-
               ---------------
cation and exculpation provisions contained in the Bylaws and the Articles of Incorporation of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents or employees of the Company or otherwise entitled to indemnification under the Company's Bylaws or Articles of Incorporation (an "Indemnified Party") as those contained in the Bylaws and the Articles of Incorporation of the Company, respectively, and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided,
                                                                 --------
however, that nothing contained herein shall limit Landry's ability to merge the
-------
Company or the Surviving Corporation
into Landry's or any of its subsidiaries or any other person or otherwise elimi-nate the Company's or the Surviving Corporation's corporate existence. The Com-pany hereby covenants that it shall, to the fullest extent permitted under Minnesota law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Minnesota law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the Exchange Act, occurring through the Closing Date, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are re-ceived, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.5 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Notwithstanding anything to the contrary in this Section 5.5 or in the Bylaws or Articles of Incorporation of the Surviving Corporation, the foregoing indemnification shall not be available to an Indemnified Party to the extent that a claim arises in connection with facts or circumstances which, if known by Purchaser prior to the Effective Time, would have constituted a breach of the Company's representations, warranties, covenants or agreements made in this Agreement; the Article of Incorporation and Bylaws shall be amended as necessary to reflect this restriction on indemnification. Purchaser shall cause the Surviving Corporation to reimburse all expenses, including reason able attorney's fees and expenses, incurred by any person to enforce the obligations of Purchaser and the Surviving Corporation under this Section 5.5. To the fullest extent permitted by law, Purchaser shall cause the Surviving Corporation to advance expense in connection with the foregoing indemnification.

          (b) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.5.

          5.6. Benefit Plans and Employee Matters.
               ----------------------------------

          (a) Purchaser shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's and the Company Subsidiaries' employees that, in the aggregate, are substantially comparable to those of Purchaser. From and after the Effective Time, Purchaser shall honor, in accordance with their terms, all employment and severance agreements in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company or any Company Subsidiaries.

          (b) To the extent that service is relevant for purposes of eligibility, level of participation, or vesting under any employee benefit plan, program or arrangement established or maintained by Purchaser, the Company or any of their respective subsidiaries, employees of the Company and its subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such subsidiary, as the case may be. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan.


                                   ARTICLE VI

                                   CONDITIONS

          6.1. Conditions to Each Party's Obligations.  The respective
               --------------------------------------
obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval.  If required under the MBCA, the Company
              --------------------
Stockholder Approval shall have been obtained.

          (b) No Injunction or Action.  No order, statute, rule, regulation,
              -----------------------
executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Purchaser shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

          (c) Purchase of Shares.  Purchaser or Merger Sub or any affiliate of
              -------------------
either of them shall have purchased Shares pursuant to the Offer.

          6.2. Conditions to Obligations of Purchaser.  The obligations of
               --------------------------------------
Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Purchaser:

          (a) Company Representation and Warranties.  The representations and
              -------------------------------------
warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a "material adverse effect", "material" or other materiality qualifier, such representation or warranty shall be true and correct in all respects) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

          (b) Performance by the Company.  The Company shall have performed and
              --------------------------
complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the Effective Time.

          (c) No Material Adverse Change.  There shall have been no changes,
              --------------------------
conditions, events, or developments (including but not limited to with respect to any matters described in this Agreement or in the Company Securities Filings or on the Company Disclosure Schedule) that have or would reasonably be expected to have a Company Material Adverse Effect since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such Company Material Adverse Effect, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which the Company competes shall be disregarded, and (iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

          (d) Governmental Approval.  All Consents of any Governmental Authority
              ---------------------
required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except as may be waived by Purchaser or those Consents the failure or which to obtain will not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect.

          (e) Required Consents.  Except with respect to any Waived Consents,
              -----------------
any material required Consents of any person to the Merger or the other transactions contemplated hereby shall have been obtained and be in full force and effect.

          (f) Employee Termination, Consulting and Non-Competition Agreements.
              ---------------------------------------------------------------
Each Noncompetition Agreement shall be in full force and effect.

          (g) Severance Agreements.  The Company shall have delivered to
              --------------------
Purchaser: (i) a copy of a Group 1 Severance Agreement with respect to at least 80% of the Group 1 Employees, executed by the Company and each such Group 1 Employee; (ii) a copy of a Group 2 Severance Agreement with respect to at least 80% of the Group 2 Employees, executed by the Company and each such Group 2 Employee; (iii) a copy of a Group 3 Severance Agreement with respect to at least 80% of the Group 3 Employees, executed by the Company and each such Group 3 Employee; and (iv) a copy of a Group 4 Severance Agreement with respect to at least 90% of the Group 4 Employees, executed by the Company and each such Group 4 Employee. Notwithstanding the immediately preceding sentence, the Company shall have delivered to Purchaser a Designated Severance Agreement with respect to each Group 1 Employee, Group 2 Employee, Group 3 Employee and Group 4 Employee who entered into a Change of Control Agreement with the Company prior to the date hereof, each such Designated Severance Agreement being executed by the Company and such employee.

          6.3. Frustration of Conditions.  Neither Purchaser nor the Company
               -------------------------
may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.


                                   ARTICLE VII

                          TERMINATION AND ABANDONMENT

          7.1. Termination.  This Agreement may be terminated at any time prior
               -----------
to the Effective Time, whether before or after approval of the shareholders of the Company described herein:

          (a) by mutual written consent of Purchaser and the Company;

          (b) by either Purchaser or the Company, if:

               (i) the Merger shall not have been consummated on or prior to June 30, 2001 (the "Drop Dead Date"), provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) if required under the MBCA, the vote of the Company's shareholders shall have been taken at a meeting duly convened therefor or at any adjournment or postponement thereof and shall be insufficient to approve the Merger and this Agreement; or

               (iii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Purchaser, if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to the Company;

          (d) by Purchaser, if (1) the Company shall have breached in any material respect its obligations set forth in Section 4.8 hereof, (2) the Board of Directors of the Company or the Special Committee, as the case may be, shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Company Superior Proposal or (3) the Board of Directors of the Company or the Special Committee, as the case may be, shall have resolved to take any of the foregoing actions;

          (e) by the Company, if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to Purchaser;

          (f) by Purchaser on or before the Decision Date, if any one or more material Consents required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have not been obtained;

          (g) without any action on the part of any party hereto on the day immediately following the Decision Date in the event that all material Consents required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have not been obtained by the Company by or on the Decision Date and Purchaser (i) has not terminated this Agreement by or on the Decision Date pursuant to Section 7.1(f) or (ii) has not waived all such material Consents which have not been obtained by the Company by or on the Decision Date;

          (h) by the Purchaser, other than as a result of a breach by the Purchaser or Merger Sub of its obligations hereunder, if as a result of any condition set forth in Annex A hereto failing to be satisfied, the Purchaser
                       -------
shall have (i) failed to commence the Offer within 30 days following the date of this Agreement, or (ii) terminated the Offer without having accepted any Shares for payment thereunder;

          (i) by the Company, upon approval of its Board of Directors, if the Purchaser shall have terminated the Offer without having accepted any Shares for payment thereunder, other than as a result of a breach by the Company of its obligations hereunder; and

          (j) by the Company, (i) upon determination by the Company's Board of Directors in the exercise of their good faith judgment as to their fiduciary duties as are imposed by law that such termination is required by reason of a Company Superior Proposal being made only at a time that is after the second business day following Purchaser's receipt of written notice advising Purchaser that the Company's Board of Directors has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, and prior to the first acceptance of Shares for purchase under the Offer and (ii) only if the Company has complied with Section 4.8 hereof.

The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 8.6 hereof.

          7.2. Effect of Termination and Abandonment.  (a) In the event of
               -------------------------------------
termination of this Agreement and the abandonment of the Merger pursuant to this
Article VII, this Agreement (other than Sections 7.2, 8.1, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16 and 8.17) shall become void and of no further force or effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such
                                              --------  -------
termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

          (b) In the event that prior to termination of this Agreement a bona fide Company Takeover Proposal shall have been made known to the Company or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Takeover Proposal (a "Competing Company Takeover Proposal"), and thereafter this Agreement is (x) terminated pursuant to Section 7.1(b)(i), 7.1(b)(ii) or 7.1(g), (y) terminated by Purchaser pursuant to Section 7.1(c), 7.1(d), 7.1(f) or

7.1(h), or (z) terminated by the Company pursuant to Section 7.1(i) or 7.1(j), then the Company shall promptly, but in no event later than, in the case of termination by Purchaser, two days after, or in the case of termination by the Company, immediately prior to, termination of this Agreement giving rise to the Company's payment obligation, pay Purchaser an amount (the "Expense Reimbursement Fee") equal to the Expenses, which shall not exceed two million five hundred thousand dollars ($2,500,000), payable by wire transfer of same day funds to an account designated by Purchaser. The Purchaser shall submit an accounting of the Expenses to the Company. For purposes of this Agreement, the term "Expenses" shall mean any and all costs, fees and expenses incurred by Purchaser and Merger Sub in connection with the preparation, negotiation, execution, performance and consummation of this Agreement, the Noncompetition Agreements, the Severance Agreements and any other agreements executed in connection herewith or therewith or in connection with any of the transactions contemplated by any such agreements and documents (including, without limitation, attorneys', information agent's and accountants' fees and expenses, Landry's internal time allocation relating to its employees, Landry's internal costs and expenses, governmental filing fees, and printing and mailing costs). The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser would not have entered into this Agree ment. Notwithstanding the foregoing, no fee or expense reimbursement shall be paid pursuant to this Section 7.2(b) if Purchaser shall be in material breach of its obligations hereunder.

          (c) Purchaser acknowledges that payments made under Section 7.2(b) hereof shall constitute its exclusive remedy with respect to any termination of this Agreement that gives rise to such payment obligation.


                                   ARTICLE VII

                                 MISCELLANEOUS

          8.1. Confidentiality.  Unless (i) otherwise expressly provided in this
               ---------------
Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or the Company, after consultation with the other party, may file with the SEC a Report on Form 8-K pursuant to the Exchange Act with respect to the Offer and the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any filings with the SEC. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 8.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the name in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

          8.2. The Rainforest Cafe Friends of the Future Foundation.  Upon the
               ----------------------------------------------------
time of the first acceptance of Shares for payment under the Offer, the directors of Rainforest Cafe Friends of the Future Foundation (the "Foundation") shall resign and successor directors shall be designated by Purchaser. For all purposes of this Agreement, the Foundation shall be deemed a "Company Subsidiary."

          8.3. Amendment and Modification.  This Agreement may be amended,
               --------------------------
modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

          8.4. Waiver of Compliance; Consents.  Any failure of the Company on
               ------------------------------
the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.4.

          8.5. Survival.  The respective representations, warranties, covenants
               --------
and agreements of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those covenants contained in Sections 1.6(b), 1.7, 1.8, 1.9, 1.12, 1.13, 5.5, 8.1 and 8.15 hereof, which shall survive beyond the Effective Time in accordance with their terms.

          8.6. Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  if to the Company, to:

               Rainforest Cafe, Inc.
               720 South Fifth Street
               Hopkins, Minnesota  55343
               Attention: Stephen Cohen
               Telecopy:  612-352-2692

               with a copy to (but which shall not constitute notice to the Company):

               Maslon Edelman Borman & Brand, LLP
               3300 Norwest Center
               Minneapolis, Minnesota  55402
               Attention:  Douglas T. Holod, Esq.
               Telecopy:  612-672-8397

          (ii) if to Purchaser or Merger Sub, to:

               Landry's Seafood Restaurants, Inc.
               1400 Post Oak Blvd., Suite 1010
               Houston, Texas 77056
               Attention: Steven L. Scheinthal
               Telecopy: 713-623-4702

               with a copy to (but which shall not constitute notice to Pur chaser):

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York 10036
               Attention: Paul T. Schnell, Esq.
               Telecopy: 212-735-2001

          8.7. Binding Effect; Assignment.  This Agreement and all of the
               --------------------------
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto.

          8.8. Expenses.  All costs and expenses incurred in connection with
               --------
this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided; however, that the parties hereto agree that the costs of printing the Offer to Purchase (and related documents) and the Schedule 14D-9 (and related documents), the costs of mailing all such documents to shareholders of the Company, and the fees and expenses of Innisfree M&A Incorporated shall be split equally between Purchaser, on the one hand, and the Company, on the other hand.

          8.9. Governing Law.  This Agreement shall be deemed to be made in, and
               -------------
in all respects shall be interpreted, construed and governed by and in accor-dance with the internal laws of, the State of Delaware. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

          8.10. Counterparts.  This Agreement may be executed in one or more
                ------------
counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

          8.11. Interpretation.  The article and section headings contained in
                --------------
this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person, (iii) the term "subsidiary" of any specified person shall mean any corporation any of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity any of the total equity interest of which, is directly or indirectly owned by such specified person, other than in any such case any entity which may be deemed to be a "subsidiary" of such specified person solely by reason of the ownership of equity securities of such entity which are registered under the Exchange Act and held by such specified person for investment purposes only, (iv) the term "knowledge," when used with respect to the Company, shall mean the knowledge of the directors and executive officers of the Company and, when used with respect to Purchaser, shall mean the knowledge of the directors and executive officers of Purchaser, and (v) the term "including" shall mean "including, without limitation". The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          8.12. Entire Agreement.  This Agreement and the documents or
                ----------------
instruments referred to herein, including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Schedules referred to herein, which Exhibit(s) and Disclosure Schedules are incorporated herein by reference, and any other written agreement entered into contemporaneously herewith embody the entire agreement and under standing of the parties hereto in respect of the subject matter contained therein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to therein. This Agreement and such other agreements supersede all prior agreements and the understandings between the parties with respect to such subject matter.

          8.13. Severability.  In case any provision in this Agreement shall be
                ------------
held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

          8.14. Specific Performance.  The parties hereto agree that
                --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

          8.15. Third Parties.  Nothing contained in this Agreement or in any
                -------------
instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Sections
5.5 and 5.6 hereof are intended to be for the benefit of, and shall be enforceable by, the current or former employees, officers and directors of the Company and/or the Company Subsidiaries affected thereby and their heirs and representatives.

          8.16. Disclosure Schedules.  The Company and Purchaser acknowledge
                --------------------
that the Company Disclosure Schedule (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) is qualified in their entirety by reference to specific provisions of this Agreement and (iii) is not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company, except to the extent required by this Agreement.

          8.17. Obligation of Purchaser.  Whenever this Agreement requires
                -----------------------
Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

          IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

                       LANDRY'S SEAFOOD RESTAURANTS, INC.

                             /s/ Steven Scheinthal
                        By:  __________________________________________________
                             Name: Steven Scheinthal
                             Title: Vice President


                        RAINFOREST CAFE, INC.

                             /s/ Lyle Berman
                        By:  __________________________________________________
                             Name:     Lyle Berman
                             Title:    President


                        LSR ACQUISITION CORP.

                             /s/ Steven Scheinthal
                        By:  __________________________________________________
                             Name: Steven Scheinthal
                             Title: Vice President

                                                                         ANNEX A
                                                                         -------

                            Conditions to the Offer
                            -----------------------

          The capitalized terms used but not defined in this Annex A and which are defined in the attached Agreement and Plan of Merger shall have the meanings ascribed to such terms in such attached agreement.

          Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in the Agreement, terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied at the scheduled expiration date of the Offer or (ii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

          (a) there shall have been entered, enforced, instituted, pending, threatened, or issued by any Governmental Authority, any judgment, order, injunction, ruling, proceeding, action, suit, charge or decree: (i) which could reasonably be expected to make illegal, restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser, the Merger Sub or any other affiliate of Purchaser, or the consummation of the Merger; (ii) which could reasonably be expected to prohibit or limit the ownership or operation by the Company, Purchaser or any of their subsidiaries of all or any material portion of the business or assets of the Company, Purchaser or any of their subsidiaries, or which could reasonably be expected to compel the Company, Purchaser or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Purchaser or any of their subsidiaries; (iii) which could reasonably be expected to impose or confirm limitations on the ability of Purchaser, the Merger Sub or any other affiliate of Purchaser to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters presented to the Company's stockholders, including, without limitation, the approval and adoption of the Agreement and the Merger;
(iv) which could reasonably be expected to require divestiture by Purchaser, Merger Sub or any other affiliate of

Purchaser of any Shares; or (v) which otherwise could reasonably be expected to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect;

          (b) there shall have been any statute, rule, regulation, judgment, order, legislation or interpretation of any nature pending, proposed, enacted, enforced, promulgated, amended or issued by any Governmental Authority or deemed by any Governmental Authority applicable to (i) Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or (ii) any transaction contemplated by the Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any changes, conditions, events or developments that would have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or NASDAQ other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States, (iv) the commencement of a war, armed hostilities or any other international or national calamity involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that any person, other than Purchaser or Merger Sub, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership 50% or more of any of the then outstanding Shares, or (ii) the Board of Directors of the Company, the Special Committee or any other committee thereof shall have (A) withdrawn, modified or changed, in a manner adverse to Purchaser or Merger Sub, the recommendation by such Board of Directors or approval by such committee of the Offer, the Merger or this Agreement, including, without limitation, the Minnesota Anti-Takeover Approval of the Special Committee, (B) approved or recommended, or proposed publicly to approve or recommend, a Company Takeover Proposal, (C) caused the Company to enter into any agreement relating to any Company Takeover Proposal, or (D) resolved to do any of the foregoing;

          (f) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a "material adverse effect", "material" or other materiality qualifier, such representation or warranty shall not be true and correct in all respects) as of the date of the Agreement and as of such time on or after the date of the Agreement, except those representations and warranties that speak of an earlier date, which shall not be true and correct as of such earlier date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

          (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agree-ment;

          (h) all material Consents required from third parties (other than Governmental Authorities) in connection with the Agreement and the transactions contemplated thereby have not been obtained by the Company by or on the Decision Date and Purchaser has not waived all such unobtained material Consents;

          (i) the Company shall not have delivered to Purchaser a copy of a Group 1 Severance Agreement with respect to at least 80% of the Group 1 Employ-ees, executed by the Company and each such Group 1 Employee; the Company shall not have delivered to Purchaser a copy of a Group 2 Severance Agreement with respect to at least 80% of the Group 2 Employees, executed by the Company and each such Group 2 Employee; the Company shall not have delivered to Purchaser a copy of a Group 3 Severance Agreement with respect to at least 80% of the Group 3 Employees, executed by the Company and each such Group 3 Employee; the Company shall not have delivered to Purchaser a copy of a Group 4 Severance Agreement with respect to at least 90% of the Group 4 Employees, executed by the Company and each such Group 4 Employee; or, notwithstanding the immediately preceding clauses to this paragraph (i), the Company shall not have delivered to Purchaser a Designated Severance Agreement with respect to each Group 1 Em-ployee, Group 2 Employee, Group 3 Employee and Group 4 Employee who entered into a Change of Control Agreement with the Company prior to the date of the Agreement;

          (j) the Agreement shall have been terminated in accordance with its terms;

          (k) Merger Sub and the Company shall have agreed that Merger Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

          (l) the Company shall not have filed with the SEC by October 31, 2000 the Third Quarter Form 10-Q, provided that the condition specified in this paragraph (l) shall only be deemed to be a condition of the Offer on and after October 31, 2000; or

          (m) any one or more of the representations and warranties contained in any one or both of Sections 2.20(a), 2.20(c) or 2.23 of the Agreement shall have been breached in any respect or are inaccurate in any respect;

which, in the good faith judgment of the Merger Sub in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Merger Sub in whole or in part at any time and from time to time in their reasonable discretion. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.